MADSEN & ASSOCIATES CPA’S, INC.

684 EAST VINE STREET STE 3

SALT LAKE CITY, UTAH   84107

(801) 268-2632

CONSENT OF INDEPENDENT REGISTERED ACCOUNTING FIRM

To the Board of Directors and Shareholders

Asian Trends Media Holdings, Inc.

We hereby consent to the inclusion in this S-1 Registration Statement of Asian Trends Media Holdings, Inc. of our report dated March 27, 2008, relating to the financial statements of Asian Trends Media Holdings, Inc. as of December 31, 2007 and 2006 and for the two years ended December 31, 2007 and 2006, and to the use of our name as it appears under the caption "Experts".

Madsen & Associates CPA’s, Inc.

Madsen & Associates CPA’s, Inc.

April 22, 2008